EXHIBIT 99.1

FOR:

Featherlite, Inc.

P.O. Box 320

Cresco, Iowa 52136

Contact: John K. Hall,

Director of Corporate Communications,

563-547-6000

FOR IMMEDIATE RELEASE

Press Release

Featherlite, Inc. announces promotion of Eric Clement to Vice President & General Manager, Trailer Division

CRESCO, Iowa / February 2, 2005 – Featherlite, Inc. (Nasdaq:FTHR), a leading U.S. trailer and luxury coach manufacturer, has announced a key executive promotion. Vice President of Sales Eric Clement has been promoted by the board of directors to the newly created position of Vice President & General Manager, Trailer Division. The promotion is effective today.

In his new duties, Clement will oversee entire Trailer Division operations. In addition, he will retain his sales and marketing management responsibilities for the Company.

Clement, 35, joined the Company in 1990. In 1996, following his tenure as Vice President of Operations, he was named Vice President of Sales.

“Eric has been instrumental in building a comprehensive and highly effective sales and marketing structure at Featherlite,” said Conrad Clement, Featherlite President and CEO. “This promotion reflects the board’s confidence in Eric, as well as the need to address the growing demands of the Company. He has been involved in many areas of manufacturing management, and I look forward to his expanded involvement as we continue to advance the most exciting specialty trailer products in the industry.”

Conrad Clement said the Company will continue to maintain its focus on top line revenue growth, increased margins and enhanced shareholder value.

Eric will report to Tracy Clement, Executive Vice President and Chief Operating Officer (COO). Tracy will continue to oversee the Trailer Division as well as work with Jim Wooley, President and COO of the Featherlite Coach Division. Gary Ihrke, Vice President of Operations for the Trailer Division, will report to Eric.